2ce Putnam International Growth and Income Fund
12/31/08

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


72DD1 (000s omitted)

Class A		  5,668
Class B		  	-
Class C		    40

72DD2 (000s omitted)

Class M		     38
Class R		     27
Class Y		    652

73A1

Class A	      0.125
Class B		     -
Class C	      0.018

73A2

Class M	      0.041
Class R		 0.112
Class Y		 0.163



74U1 (000s omitted)

Class A		 45,006
Class B		  5,258
Class C		  2,199

74U2 (000s omitted)

Class M		   917
Class R		   248
Class Y	      4,185

74V1
Class A		 $7.48
Class B		  7.44
Class C		  7.47

74V2

Class M		 $7.51
Class R		  7.40
Class Y		  7.49




Additional Information about Errors and Omissions Policy Item 85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of certain costs related to actions involving claims of market timing activity in certain Putnam Funds have been submitted by the investment manager of the Registrant/Series.

Item 61 Additional Information about Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

74K.

On September 26, 2008, the fund entered into an Agreement with another registered investment company (the Purchaser) managed by Putnam Management. Under the Agreement, the fund sold to the Purchaser the funds right to receive, in the aggregate, $1,725,299 in net payments from Lehman Brothers Special Financing, Inc. in connection with certain terminated derivatives transactions (the Receivable), in exchange for an initial payment plus (or minus) additional amounts based on the applicable Purchasers ultimate realized gain (or loss) on the Receivable. The Receivable will be offset against the funds net receivable from Lehman Brothers Special Financing, Inc. which is included in the Statement of assets and liabilities within the Receivable and Payable of closed forward currency contracts. The Agreement, which is included in the Statement of assets and liabilities, is valued at fair value following procedures approved by the Trustees. All remaining payments under the Agreement will be recorded as realized gain or loss.